Traditional Death Benefit Rider

This rider forms a part of the Base Contract to which it is attached and is effective on the Issue Date shown on the Contract Schedule. Defined terms and contractual provisions are set forth in the Base Contract or are added in this rider. This rider terminates as indicated under the Termination of this Rider provision. This is a first-to-die rider.

Definitions

Base Contract
The contract to which this rider is attached.

Determining Life (Lives)
The person(s) on whose life (lives) we base the Traditional Death Benefit. We establish the Determining Life (Lives) on the Issue Date.

On the Issue Date:
•	If the Base Contract is solely owned, the Determining Life is the Owner.
•	If the Base Contract is owned by a non-individual, the Determining Life is the Annuitant.
•	If the Base Contract is jointly owned and the Joint Owners are Spouses, the Determining Lives are the Joint Owners.

After the Issue Date, if a Determining Life (Lives) is no longer a Spouse of the Owner or Joint Owner, we will remove that person from this rider. If you add or change a Joint Owner, that person will become a Determining Life if they are the current Spouse of an existing Owner.

For jointly owned non-qualified contracts, if you establish a trust and change ownership to the trust, the prior Joint Owner who is not the Annuitant no longer qualifies as a Determining Life and we remove him or her as such from this rider.

Death Benefit

The following is replacing the “Death Benefit” provision of the Base Contract. If this rider terminates, the original “Death Benefit” provision of the Base Contract applies.

Traditional Death Benefit
During the Accumulation Phase, if you (the Owner, or Annuitant if the Owner is a non-individual) are a Determining Life and you die, or if you die within 120 hours of a Determining Life (Lives), the Traditional Death Benefit is equal to the greater of (a) or (b).
(a)	The Contract Value minus any final Contract Charges except the Contract Maintenance Charge.
(b)	The total of all Purchase Payments received reduced proportionately by the percentage of Contract Value withdrawn as a Partial Withdrawal, including any Withdrawal Charge.
•	For a sole Beneficiary, we determine (a) and (b) at the end of the Business Day we receive a Valid Claim from the Beneficiary.
•
For multiple Beneficiaries, we determine (b) for each surviving Beneficiary’s portion of the Traditional Death Benefit at the end of the Business Day we receive the first Valid Claim from any one Beneficiary. We determine (a) for each surviving Beneficiary’s portion of the Traditional Death Benefit as of the end of the Business Day we receive the Beneficiary’s Valid Claim.

However, if you (the Owner, or Annuitant if the Owner is a non-individual) and the Determining Life (Lives) are different individuals:
•
If any Determining Life dies before you, we compare (a) and (b) determined at the end of Business Day we receive due proof of a Determining Life’s death. If (a) is less than (b), we increase (a) to equal (b). The difference between the (b) and (a) will be placed in the Interim Fund(s). On the next Index Anniversary, we then allocate the Variable Account Value in the Interim Fund(s) among your selected Index Options according to your allocation instructions.

•	If you die before any Determining Life, the Traditional Death Benefit is unavailable and instead your Beneficiary(s) will receive the Death Benefit described in the Base Contract.

Any part of the Death Benefit that is in the subaccounts remains there until distributed.
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Death Benefit continued from previous page

The following is added to the “Continuation of Contract by the Surviving Spouse” provision of the Base Contract.

If at the end of the Business Day that the contract continues, (b) is greater than (a), then the difference between the (b) and (a) will be placed in the Interim Fund(s). On the next Index Anniversary, we then allocate the Variable Account Value in the Interim Fund(s) among the selected Index Options according to your allocation instructions.

Ownership

The following is added to the “Assignment of this Contract” and “Change of Ownership” provisions of the Base Contract.

Assignment of this Contract
An assignment does not change any Determining Life, except as described under the definition of “Determining Life (Lives)”.

Change of Ownership
A change of ownership does not change any Determining Life, except as described under the definition of “Determining Life (Lives)”.

Rider Fee

There is no fee for this rider.

Termination of this Rider

This rider terminates on the earliest of the following.
•	The Business Day that (a) and (b) are both zero.
•	The Business Day before the Annuity Date.
•
Upon the death of a Determining Life, the end of the Business Day we receive a Valid Claim from all Beneficiaries, if the Determining Life is the Owner (or Annuitant if the Owner is a non-individual) or if the Determining Life dies simultaneously with the Owner.

•
Upon the death of a Determining Life, the end of the Business Day we receive an Authorized Request of due proof of the Determining Life’s death, if the Determining Life is no longer an Owner (or Annuitant if the Owner is a non-individual).

•
Upon the death of an Owner (or Annuitant if the Owner is a non-individual), the end of the Business Day we receive the first Valid Claim from any one Beneficiary, if the Owner is no longer a Determining Life.

•	The Business Day that the Base Contract terminates.
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In all other respects the provisions, conditions, exceptions and limitations contained in the Base Contract remain unchanged. Signed for the Company at its home office.
Allianz Life Insurance Company
Of North America

By: /s/ GRETCHEN CEPEK
[Gretchen Cepek]
Secretary

By: /s/ JASMINE M. JIRELE
[Jasmine M. Jirele]
President and CEO

To obtain information, make an inquiry, or for assistance with a complaint, please call our toll-free number at [800.624.0197].
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